Exhibit 99.1
CONTACT:
Lewis Fanger
Vice President, Investor Relations
702/541-7777 or investors@pnkmail.com
PINNACLE ENTERTAINMENT ANNOUNCES PROPOSED PRIVATE OFFERING
OF $250 MILLION OF SENIOR SUBORDINATED NOTES DUE 2020
LAS VEGAS, NV, April 29, 2010 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it intends to offer $250 million in aggregate principal amount of new senior subordinated notes due 2020 in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
The Company intends to use a majority of the net proceeds from this offering to purchase all of its existing 8.25% senior subordinated notes due 2012, of which $200 million in aggregate principal amount is outstanding. The Company will use the remaining net proceeds from this offering to repay a portion of the outstanding revolving credit borrowings under its credit facility. The Company expects to redraw revolver borrowings to fund its development projects as construction proceeds. The Company expects to use any remaining net proceeds from this offering for general corporate purposes, including funding its development projects.
The new senior subordinated notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.